As filed with the Securities and Exchange Commission on January 3, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STATE NATIONAL BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	75-2641879
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4500 Mercantile Plaza Drive, Suite 300, Fort Worth, Texas	76137
(Address of principal executive offices)	(Zip Code)

STATE NATIONAL BANCSHARES, INC. STOCK OPTION PLAN

STATE NATIONAL BANCSHARES, INC. DIRECTOR FEE PLAN

(Full title of the plan)

Tom. C. Nichols	Copy to:
Chairman, President and Chief Executive Officer	Chet A. Fenimore, Esq.
State National Bancshares, Inc.	Jenkens & Gilchrist,
4500 Mercantile Plaza Drive, Suite 300	A Professional Corporation
Fort Worth, Texas 76137	401 Congress Avenue, Suite 2500
(817) 547-1150	Austin, Texas 78701
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share, to be issued under the State National Bancshares, Inc. Stock Option Plan	1,100,000 shares	$27.06	$29,766,000
Common Stock, $1.00 par value per share, to be issued under the State National Bancshares, Inc. Director Fee Plan	50,000 shares	$27.06	$1,353,000
Total	1,150,000 shares	—	$31,119,000	$3,329.73

(1)                                  Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of Common Stock issuable under the terms of the Stock Option Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(2)                                  The proposed maximum offering price per share was determined pursuant to Rules 457(c) and (h) under the Securities Act of 1933 to be equal to $27.06 per share, the average of the high and low price of the Common Stock as reported on The Nasdaq Stock Market on December 29, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

___________________

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

State National Bancshares, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(1)                                  The Registrant’s prospectus filed pursuant to Rule 424(b)(4) under the Securities Act, filed with the Commission on October 3, 2005.

(2)                                  The Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the Commission on November 14, 2005.

(3)                                  The Registrant’s Current Report on Form 8-K filed with the Commission on October 7, 2005.

(4)                                  The Registrant’s description of authorized capital stock contained in its registration statement on Form 8-A filed with the Commission on September 29, 2005, including any amendment or report filed for the purpose of updating the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Generally, Article 2.02-1 of the Texas Business Corporation Act permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.  In addition, the Texas Business Corporation Act requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s amended and restated articles of incorporation provide for indemnification rights to its officers and directors to the maximum extent allowed by Texas law.  Pursuant to the Texas Business Corporation Act and Article VIII of the Registrant’s amended and restated articles of incorporation, the Registrant will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was a director or officer of the Registrant or because that person served at the Registrant’s request as a director, officer, employee, agent or similar functionary of another corporation, partnership, joint venture or other enterprise.

Pursuant to Article VII of the Registrant’s amended and restated articles of incorporation, a person may be indemnified only if it is determined, in accordance with methods specified in our amended and restated articles of incorporation that: (1) he or she acted in good faith, (2) he or she reasonably believed that any actions taken in an official capacity were in the Registrant’s best interests and that any actions taken outside an official capacity were not opposed to the Registrant’s best interests, and (3) in the case of any criminal proceeding, he or she had no reason to believe his or her conduct was unlawful and he or she was not found liable.  A person found liable to the Registrant or found liable on the basis that the person improperly received a personal benefit may only be indemnified for reasonable expenses actually incurred by the person in connection with the proceeding; however, if the person is found liable for willful or intentional misconduct in the performance of his duty to the Registrant, the Registrant shall not indemnify that person in any respect.  The Registrant is required to indemnify an officer, director or past director against reasonable expenses he or she incurs in connection with a proceeding in which he or she is a party because he or she is a director or officer of the Registrant, or, while a director, has served as a director, officer or other functionary of another entity, if he or she has been wholly successful in the defense of the proceeding, whether on the merits or otherwise.

Article 2.02-1(R) of the Texas Business Corporation Act authorizes a Texas corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

Article VIII of the Registrant’s amended and restated articles of incorporation authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any liability asserted against that person and incurred by that person in such a capacity, whether or not the Registrant would have the power to indemnify that person against that liability otherwise under the amended and restated articles of incorporation or under Texas law.

Finally, Article VII of the Registrant’s amended and restated articles of incorporation provides that the personal liability of the Registrant’s directors for monetary claims for damages resulting from an act or omission in the director’s capacity as a director shall be eliminated, provided that the provision does not eliminate or limit the liability of any director for: (1) a breach of a director’s duty of loyalty to the Registrant or its shareholders; (2) an act or omission not in good faith that constitutes a breach of the duty of the director to the Registrant or acts or omissions that involve intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the directors’ office; or (4) an act or omission for which the liability of a director is expressly provided for by statute.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See Index to Exhibits on page 8.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, State of Texas, on January 3, 2006:

STATE NATIONAL BANCSHARES, INC.

By:	/s/ Tom C. Nichols.
Tom C. Nichols.
Chairman of the Board, President
and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears on the following signature page constitutes and appoints Tom C. Nichols and Don E Cosby, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Tom C. Nichols	Chairman of the Board,	January 3, 2006
Tom C. Nichols	President and Chief Executive
Officer

/s/ Don E. Cosby	Executive Vice President,	January 3, 2006
Don E. Cosby	Chief Financial Officer,
Secretary and Treasurer

/s/ Larry G. Autrey	Director	January 3, 2006
Larry G. Autrey

/s/ Rick J. Calhoon	Director	January 3, 2006
Rick J. Calhoon

/s/ James A. Cardwell	Director	January 3, 2006
James A. Cardwell

/s/ Gary J. Fletcher	Director	January 3, 2006
Gary J. Fletcher

/s/ Mark G. Merlo	Director	January 3, 2006
Mark G. Merlo

/s/ H. Gil Moutray	Director	January 3, 2006
H. Gil Moutray

/s/ Ben B. Stribling	Director	January 3, 2006
Ben B. Stribling

/s/ Lucinda Vargas	Director	January 3, 2006
Lucinda Vargas

/s/ F. James Volk F.	Director	January 3, 2006
James Volk

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	State National Bancshares, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-126793))

4.2	Amendment No. 1 to State National Bancshares, Inc. Stock Option Plan, dated December 30, 2005

4.3	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-126793))

4.4	State National Bancshares, Inc. Director Fee Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-126793))

4.5	Amendment No. 1 to State National Bancshares, Inc. Director Fee Plan, dated December 30, 2005.

5.1	Opinion of Jenkens & Gilchrist, A Professional Corporation

23.1	Consent of Jenkens & Gilchrist, A Professional Corporation (included in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Deloitte & Touche, LLP, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page to this Registration Statement)